Exhibit 99.1
First Interstate BancSystem, Inc. Reports Results for First Quarter 2011
For Immediate Release

Contact:	Marcy Mutch Investor Relations Officer First Interstate BancSystem, Inc. (406) 255-5322 investor.relations@fib.com	NASDAQ: FIBK www.FIBK.com
First Interstate BancSystem, Inc. reports first quarter 2011 net income available to common shareholders of $8.7 million, or $0.20 per diluted share, as compared to $10.0 million, or $0.23 per diluted share, for fourth quarter 2010 and $10.3 million, or $0.32 per diluted share, for first quarter 2010. Return on average common equity and return on average assets were 5.11% and 0.52%, respectively, for the first quarter of 2011, compared to 5.68% and 0.58%, respectively, in the fourth quarter of 2010 and 7.86% and 0.64%, respectively, in the first quarter of 2010.
RESULTS SUMMARY
(Unaudited; $ in thousands, except per share data)

	Three Months Ended			Sequential	Year
	March 31,	December 31,	March 31,	Quarter	Over Year
	2011	2010	2010	% Change	% Change
Net income	$9,506	$10,838	$11,130	-12.3%	-14.6%
Net income available to common shareholders	8,662	9,975	10,286	-13.2%	-15.8%
Diluted earnings per common share	0.20	0.23	0.32	-13.0%	-37.5%
Dividends per common share	0.1125	0.1125	0.1125	0.0%	0.0%
Book value per common share	16.10	16.05	15.96	0.3%	0.9%
Tangible book value per common share*	11.63	11.55	11.43	0.7%	1.7%
Net tangible book value per common share*	13.04	12.96	12.84	0.6%	1.6%
Return on average common equity	5.11%	5.68%	7.86%
Return on average assets	0.52%	0.58%	0.64%
Weighted average common shares outstanding	42,689,390	42,641,145	31,585,072
Weighted average common shares issuable upon exercise of stock options & non-vested stock awards	170,591	178,650	269,752

*	See Non-GAAP Financial Measures included herein for a discussion regarding tangible and net tangible book value per common share.
“I am pleased with First Interstate’s financial performance during first quarter 2011,” said Lyle R. Knight, President and Chief Executive Officer for First Interstate BancSystem, Inc. “With loan demand remaining weak, we focused on maximizing earnings by reducing our funding costs and implementing changes in our cost structures to lower expense levels. As expected, nonperforming assets increased during the first quarter as previously identified problem loans continue to migrate through the credit continuum. However, we are encouraged by the steady reduction in criticized loans we have seen the past two quarters, which indicates increasing stabilization of the loan portfolio. Given the level of reserves we have established and modest levels of other real estate owned, we believe our credit costs will remain manageable as we continue to work through our problem assets. Going forward, as loan demand increases, we expect our level of profitability to increase.”

REVENUE SUMMARY
(Unaudited; $ in thousands)

	Three Months Ended			Sequential	Year
	March 31,	December 31,	March 31,	Quarter	Over Year
	2011	2010	2010	% Change	% Change
Interest income	$73,843	$76,215	$79,499	-3.1%	-7.1%
Interest expense	12,045	13,365	17,830	-9.9%	-32.4%

Net interest income	61,798	62,850	61,669	-1.7%	0.2%
Non-interest income:
Other service charges, commissions and fees	7,380	7,421	6,872	-0.6%	7.4%
Service charges on deposit accounts	4,110	4,327	4,598	-5.0%	-10.6%
Income from the origination and sale of loans	3,445	8,027	3,300	-57.1%	4.4%
Wealth management revenues	3,295	3,083	3,014	6.9%	9.3%
Investment securities gains, net	2	62	27	-96.8%	-92.6%
Other income	1,927	2,591	1,697	-25.6%	13.6%

Total non-interest income	20,159	25,511	19,508	-21.0%	3.3%

Total revenues	$81,957	$88,361	$81,177	-7.2%	1.0%

Tax equivalent net interest margin ratio	3.73%	3.72%	4.00%

Net Interest Income
Net interest income declined during first quarter 2011, as compared to fourth quarter 2010, primarily due to two less accrual days. The Company’s net interest margin ratio remained stable at 3.73% during first quarter 2011, as compared to fourth quarter 2010, primarily due to an 8 basis point reduction in funding costs, which was largely offset by lower outstanding loan balances. Compression in the net interest margin ratio during first quarter 2011, as compared to first quarter 2010, was attributable to lower yields earned on the Company’s investment and loan portfolios and lower outstanding loan balances, the effects of which were partially offset by a 46 basis point reduction in funding costs.
Non-interest Income
Increases in mortgage loan rates from historical lows in the third and fourth quarters of 2010 resulted in a decrease in refinancing activity and lower income from the origination and sale of residential mortgage loans during the first quarter of 2011. Refinancing activity accounted for approximately 56% of the Company’s residential real estate loan originations during first quarter 2011, as compared to 72% during fourth quarter 2010 and 44% during first quarter 2010.
Fluctuations in other income during first quarter 2011, as compared to fourth quarter 2010 and first quarter 2010, were primarily due to fluctuations in earnings on securities held under deferred compensation plans and insurance proceeds.

NON-INTEREST EXPENSE
(Unaudited; $ in thousands)

	Three Months Ended			Sequential	Year
	March 31,	December 31,	March 31,	Quarter	Over Year
	2011	2010	2010	% Change	% Change
Non-interest expense:
Salaries, wages and employee benefits expense	$27,702	$29,216	$28,078	-5.2%	-1.3%
Occupancy, net	4,215	4,207	4,142	0.2%	1.8%
Furniture and equipment	3,220	3,326	3,341	-3.2%	-3.6%
FDIC insurance premiums	2,466	2,584	2,456	-4.6%	0.4%
Outsourced technology services	2,241	2,377	2,249	-5.7%	-0.4%
Other real estate owned expense, net of income	1,711	1,541	541	11.0%	216.3%
Mortgage servicing rights amortization	807	1,146	1,133	-29.6%	-28.8%
Mortgage servicing rights impairment recovery	(347)	(2,999)	(50)	-88.4%	594.0%
Core deposit intangibles amortization	362	432	439	-16.2%	-17.5%
Other expenses	10,581	12,993	10,416	-18.6%	1.6%

Total non-interest expense	$52,958	$54,823	$52,745	-3.4%	0.4%

Salaries, wages and employee benefits expense decreased during first quarter 2011, as compared to fourth quarter 2010 and first quarter 2010, primarily due to slight reductions in the number of full-time equivalent employees and lower incentive bonus and group medical insurance accruals. Also contributing to the decrease in salaries, wages and employee benefits expense during first quarter 2011, as compared to fourth quarter 2010, were two less salary accrual days during first quarter 2011.
Variations in net OREO expense between periods were primarily due to fluctuations in write-downs of the estimated fair value of OREO properties. First quarter 2011 net OREO expense included $315 thousand of operating expenses, $1.6 million of fair value write-downs and net gain of $156 thousand on the sale of OREO properties. Approximately 99% of the first quarter 2011 write-downs related to property in the Flathead market area.
Decreases in mortgage servicing rights amortization expense during first quarter 2011, as compared to fourth quarter 2010 and first quarter 2010, were primarily due to the sale of mortgage servicing rights during fourth quarter 2010 and changes in the estimated duration of the loans underlying the Company’s capitalized mortgage servicing rights.
Fluctuations in the fair value of mortgage servicing rights were due to changes in assumptions regarding estimated prepayments of the underlying mortgage loans, which typically correspond with changes in market interest rates. Mortgage interest rates increased significantly during fourth quarter 2010, resulting in a $3.0 million recovery of previously recorded impairment in the fair value of mortgage servicing rights.
Other expenses decreased during first quarter 2011, as compared to fourth quarter 2010. During fourth quarter 2010, the Company recorded a $1.5 million loss on the sale of mortgage servicing rights. The remaining decrease in other expenses during first quarter 2011, as compared to fourth quarter 2010, was primarily due to fluctuations in the timing of expenses, most significantly advertising, donations and travel expenses.

ASSET QUALITY
(Unaudited; $ in thousands)

	Three Months Ended
	March 31,	December 31,	March 31,
	2011	2010	2010
Allowance for loan losses — beginning of period	$120,480	$120,236	$103,030
Charge-offs	(12,339)	(18,045)	(9,398)
Recoveries	1,305	789	817
Provision	15,000	17,500	11,900

Allowance for loan losses — end of period	$124,446	$120,480	$106,349

	March 31,	December 31,	March 31,
	2011	2010	2010
Period end loans	$4,263,764	$4,367,909	$4,481,019
Average loans	4,303,575	4,402,141	4,502,713

Non-performing loans:
Nonaccrual loans	212,394	195,342	122,341
Accruing loans past due 90 days or more	4,140	1,852	3,041
Restructured loans	33,344	13,490	7,660

Total non-performing loans	249,878	210,684	133,042
Other real estate owned	31,995	33,632	43,980

Total non-performing assets	$281,873	$244,316	$177,022

Net charge-offs to average loans (annualized)	1.04%	1.56%	0.77%
Provision for loan losses to average loans (annualized)	1.41%	1.58%	1.07%
Allowance for loan losses to period end loans	2.92%	2.76%	2.37%
Allowance for loan losses to total non-performing loans	49.80%	57.19%	79.94%
Non-performing loans to period end loans	5.86%	4.82%	2.97%
Non-performing assets to period end loans and other real estate owned	6.56%	5.55%	3.91%
Non-performing assets to total assets	3.79%	3.26%	2.45%
The Company’s loan portfolio continued to be adversely impacted by difficult economic conditions in certain of its market areas. The Flathead, Gallatin Valley and Jackson market areas, which are dependent upon resort and second home communities, accounted for approximately 54% of the Company’s non-performing assets as of March 31, 2011, versus only 20% of the Company’s total loans as of the same date.
As of March 31, 2011, total non-performing loans included $216 million of real estate loans, of which $99 million were construction loans and $86 million were commercial real estate loans. Non-performing construction loans as of March 31, 2011 were comprised of land acquisition and development loans of $54 million, residential construction loans of $20 million and commercial construction loans of $25 million.
The most significant increases in non-performing loans during first quarter 2011, as compared to fourth quarter 2010, occurred in nonaccrual and restructured loans. Approximately $25 million of the increase in nonaccrual loans during first quarter 2011, as compared to fourth quarter 2010, was related to the loans of one land development, one commercial construction and two commercial real estate borrowers. These additions were partially offset by a $5 million pay-off of the loans of one commercial real estate borrower and a charge-off of $6 million related to the loans of one commercial borrower. As of March 31, 2011, approximately 71% of the Company’s nonaccrual loans were current with regard to principal payments.
Approximately 67% of the increase in restructured loans during first quarter 2011, as compared to fourth quarter 2010, was due to the loans of one consumer real estate and one commercial real estate borrower.
During first quarter 2011, the Company recorded additions to OREO of $3 million, wrote down the fair value of OREO properties by $1.6 million and sold OREO with a book value of $3 million.

Provision for loan losses reflects management’s estimation of the effect of current economic conditions on the Company’s loan portfolio. Specific loan reserves accounted for approximately 83% of the first quarter 2011 provision. Management expects quarterly provisions for loan losses to remain at elevated levels until a leveling-off or decline in non-performing assets occurs.
Following is a summary of the Company’s credit quality trends since the start of 2009.
CREDIT QUALITY TRENDS
(Unaudited; $ in thousands)

	Provisions		Allowance	Loans
	for	Net	for	30 - 89 Days	Non-Performing	Non-Performing
	Loan Losses	Charge-offs	Loan Losses	Past Due	Loans	Assets
Q1 2009	$9,600	$4,693	$92,223	$98,980	$103,653	$122,300
Q2 2009	11,700	5,528	98,395	88,632	135,484	167,273
Q3 2009	10,500	7,147	101,748	91,956	125,083	156,958
Q4 2009	13,500	12,218	103,030	63,878	124,678	163,078
Q1 2010	11,900	8,581	106,349	62,675	133,042	177,022
Q2 2010	19,500	11,521	114,328	99,334	158,113	200,451
Q3 2010	18,000	12,092	120,236	47,966	202,008	237,304
Q4 2010	17,500	17,256	120,480	57,011	210,684	244,312
Q1 2011	15,000	11,034	124,446	68,021	249,878	281,873
Following is a summary of the Company’s criticized loans since the start of 2009.
CRITICIZED LOANS
(Unaudited; $ in thousands)

	Other Assets
	Especially
	Mentioned	Substandard	Doubtful	Total
Q1 2009	$163,402	$231,861	$40,356	$435,619
Q2 2009	230,833	242,751	48,326	521,910
Q3 2009	239,320	271,487	60,725	571,532
Q4 2009	279,294	271,324	69,603	620,221
Q1 2010	312,441	311,866	64,113	688,420
Q2 2010	319,130	337,758	92,249	749,137
Q3 2010	340,075	340,973	116,003	797,051
Q4 2010	305,925	303,653	133,353	742,931
Q1 2011	293,899	299,072	135,862	728,833

ASSETS
(Unaudited; $ in thousands)

				Sequential	Year
	March 31,	December 31,	March 31,	Quarter	Over Year
	2011	2010	2010	% Change	% Change
Cash and cash equivalents	$680,321	$685,618	$674,620	-0.8%	0.8%
Investment securities	1,987,378	1,933,403	1,523,454	2.8%	30.5%
Loans	4,263,764	4,367,909	4,481,019	-2.4%	-4.8%
Less allowance for loan losses	124,446	120,480	106,349	3.3%	17.0%

Net loans	4,139,318	4,247,429	4,374,670	-2.5%	-5.4%

Other assets	622,109	634,520	642,896	-2.0%	-3.2%

Total assets	$7,429,126	$7,500,970	$7,215,640	-1.0%	3.0%

The Company continued to invest excess liquidity into investment securities during first quarter 2011. The duration of the Company’s investment securities portfolio increased to an estimated 2.6 years as of March 31, 2011, from 2.5 years as of December 31, 2010.
LOANS
(Unaudited; $ in thousands)

				Sequential	Year
	March 31,	December 31,	March 31,	Quarter	Over Year
	2011	2010	2010	% Change	% Change
Real estate loans:
Commercial	$1,553,750	$1,565,665	$1,590,515	-0.8%	-2.3%
Construction:
Land acquisition & development	319,573	329,720	383,737	-3.1%	-16.7%
Residential	78,572	99,196	124,552	-20.8%	-36.9%
Commercial	95,623	98,542	87,386	-3.0%	9.4%

Total construction loans	493,768	527,458	595,675	-6.4%	-17.1%

Residential	561,420	549,604	537,474	2.1%	4.5%
Agriculture	181,513	182,794	193,001	-0.7%	-6.0%
Mortgage loans originated for sale	20,992	46,408	28,367	-54.8%	-26.0%

Total real estate loans	2,811,443	2,871,929	2,945,032	-2.1%	-4.5%

Consumer:
Indirect consumer loans	411,908	423,552	418,039	-2.7%	-1.5%
Other consumer loans	155,100	162,137	201,236	-4.3%	-22.9%
Credit card loans	58,075	60,891	55,839	-4.6%	4.0%

Total consumer loans	625,083	646,580	675,114	-3.3%	-7.4%

Commercial	703,837	730,471	729,309	-3.6%	-3.5%
Agricultural	121,571	116,546	127,639	4.3%	-4.8%
Other loans, including overdrafts	1,830	2,383	3,925	-23.2%	-53.4%

Total loans	$4,263,764	$4,367,909	$4,481,019	-2.4%	-4.8%

Total loans decreased during first quarter 2011, as compared to fourth quarter 2010 and first quarter 2010, with the most significant decreases occurring in residential construction loans, mortgage loans originated for sale and commercial loans. Management attributes these decreases to a general decline in new home construction in the Company’s market areas, particularly in markets dependent upon resort and second home communities including the Flathead, Gallatin Valley and Jackson market areas, and the movement of loans out of the loan portfolio through charge-off, pay-off or foreclosure. Decreases in outstanding loan balances in the Flathead, Gallatin Valley and Jackson market areas accounted for approximately 55% of the decrease in total loans from December 31, 2010 to March 31, 2011. In addition, decreases in outstanding balances of mortgage loans held for sale accounted for approximately 24% of the decrease in total loans from December 31, 2010 to March 31, 2011.

LIABILITIES
(Unaudited; $ in thousands)

				Sequential	Year
	March 31,	December 31,	March 31,	Quarter	Over Year
	2011	2010	2010	% Change	% Change
Deposits	$5,931,184	$5,925,713	$5,788,382	0.1%	2.5%
Securities sold under repurchase agreements	536,955	620,154	461,559	-13.4%	16.3%
Other borrowed funds	5,522	4,991	5,845	10.6%	-5.5%
Long-term debt	37,491	37,502	39,034	0.0%	-4.0%
Subordinated debentures held by subsidiary trusts	123,715	123,715	123,715	0.0%	0.0%
Accrued interest payable	12,162	13,178	18,770	-7.7%	-35.2%
Accounts payable and accrued expenses	40,400	38,915	45,768	3.8%	-11.7%

Total liabilities	$6,687,429	$6,764,168	$6,483,073	-1.1%	3.2%

All outstanding repurchase agreements are with commercial and municipal depositors and are due in one day. Fluctuations in repurchase agreements are primarily due to changes in the liquidity needs of customers.
DEPOSITS
(Unaudited; $ in thousands)

				Sequential	Year
	March 31,	December 31,	March 31,	Quarter	Over Year
	2011	2010	2010	% Change	% Change
Non-interest bearing demand	$1,110,940	$1,063,869	$999,827	4.4%	11.1%
Interest bearing:
Demand	1,259,105	1,218,078	1,098,196	3.4%	14.7%
Savings	1,742,958	1,718,521	1,439,886	1.4%	21.0%
Time, $100 and over	825,585	908,044	1,005,645	-9.1%	-17.9%
Time, other	992,596	1,017,201	1,244,828	-2.4%	-20.3%

Total interest bearing	4,820,244	4,861,844	4,788,555	-0.9%	0.7%

Total deposits	$5,931,184	$5,925,713	$5,788,382	0.1%	2.5%

Increases in deposits were solely the result of organic growth. During 2011, the Company continued to experience a shift in the mix of deposits away from higher-costing time deposits to lower-costing savings, interest bearing demand and non-interest bearing demand deposits.
STOCKHOLDERS’ EQUITY
(Unaudited, $ in thousands, except per share data)

				Sequential	Year
	March 31,	December 31,	March 31,	Quarter	Over Year
	2011	2010	2010	% Change	% Change
Preferred stockholders’ equity	$50,000	$50,000	$50,000	0.0%	0.0%
Common stockholders’ equity	682,049	677,427	666,357	0.7%	2.4%
Accumulated other comprehensive income, net	9,648	9,375	16,210	2.9%	-40.5%

Total stockholders’ equity	$741,697	$736,802	$732,567	0.7%	1.2%

Book value per common share	$16.10	$16.05	$15.96	0.3%	0.9%
Tangible book value per common share*	$11.63	$11.55	$11.43	0.7%	1.7%
Net tangible book value per common share *	$13.04	$12.96	$12.84	0.6%	1.6%

*	See Non-GAAP Financial Measures included herein for a discussion of tangible and net tangible book value per common share.
On March 24, 2011, the Company declared a quarterly dividend to common shareholders of $0.1125 per share. This dividend was paid on April 18, 2011 to shareholders of record as of April 4, 2011.

CAPITAL RATIOS
(Unaudited)

	March 31,		December 31,	March 31,
	2011		2010	2010
Tangible common stockholders’ equity to tangible assets*	6.90%		6.76%	6.96%
Net tangible common stockholders’ equity to tangible assets*	7.74%		7.59%	7.82%
Tier 1 common capital to total risk weighted assets	10.40%		10.12%	9.67%
Leverage ratio	9.34	%**	9.27%	9.58%
Tier 1 risk-based capital	13.85	%**	13.53%	13.04%
Total risk-based capital	15.83	%**	15.50%	15.00%

*	See Non-GAAP Financial Measures included herein for a discussion of tangible and net tangible common stockholders’ equity to tangible assets.

**	Preliminary estimate — may be subject to change.
As of March 31, 2011, the Company had capital levels that, in all cases, exceeded the “well capitalized” requirements under all regulatory capital guidelines.
First Quarter 2011 Conference Call for Investors
First Interstate BancSystem, Inc. will host a conference call to discuss first quarter 2011 results at 11:00 a.m. Eastern Time (9:00 a.m. MDT) on Tuesday, April 26, 2011. The conference call will be accessible by telephone and through the Internet. Participants may join the call by dialing 1-877-317-6789 or by logging on to www.FIBK.com. The call will be recorded and made available for replay after 1:00 p.m. Eastern Time (11:00 a.m. MDT) on April 26, 2011 through May 27, 2011 by dialing 1-877 -344-7529 (using conference ID 449781). The call will also be archived on our website, www.FIBK.com, for one year.
About First Interstate BancSystem, Inc.
First Interstate BancSystem, Inc. is a financial and bank holding company incorporated in 1971 and headquartered in Billings, Montana. The Company operates 72 banking offices in 42 communities in Montana, Wyoming and western South Dakota. Through First Interstate Bank, the Company delivers a comprehensive range of banking products and services to individuals, businesses, municipalities and other entities throughout the Company’s market areas.
Cautionary Statement
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are covered by the safe harbor provisions of such sections. These statements include statements about decreased levels of criticized loans, stabilization of the loan portfolio, the Company’s level of allowance for loan losses, manageability of credit costs and levels of profitability. Therefore, the Company’s actual results, performance or achievements may differ materially from those expressed in or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “likely,” “will,” “would” and variations of these terms and similar expressions, or the negative of these terms or similar expressions.
The following factors, among others, may cause actual results to differ materially from current expectations in the forward-looking statements, including those set forth in this release:
•	credit losses;

•	concentrations of real estate loans;

•	economic and market developments, including inflation;

•	commercial loan risk;

•	adequacy of the allowance for loan losses;

•	impairment of goodwill;

•	changes in interest rates;

•	access to low-cost funding sources;

•	increases in deposit insurance premiums;

•	inability to grow business;

•	adverse economic conditions affecting Montana, Wyoming and western South Dakota;

•	governmental regulation and changes in regulatory, tax and accounting rules and interpretations;

•	sweeping changes in regulation of financial institutions due to passage of the Dodd-Frank Act;

•	changes in or noncompliance with governmental regulations;

•	effects of recent legislative and regulatory efforts to stabilize financial markets;

•	dependence on the Company’s management team;

•	ability to attract and retain qualified employees;

•	failure of technology;

•	reliance on external vendors;

•	disruption of vital infrastructure and other business interruptions;

•	illiquidity in the credit markets;

•	inability to meet liquidity requirements;

•	lack of acquisition candidates;

•	failure to manage growth;

•	competition;

•	inability to manage risks in turbulent and dynamic market conditions;

•	ineffective internal operational controls;

•	environmental remediation and other costs;

•	failure to effectively implement technology-driven products and services;

•	litigation pertaining to fiduciary responsibilities;

•	capital required to support the Company’s bank subsidiary;

•	soundness of other financial institutions;

•	impact of Basel III capital standards and forthcoming new capital rules proposed for U.S. banks;

•	inability of our bank subsidiary to pay dividends;

•	change in dividend policy;

•	lack of public market for our Class A common stock;

•	volatility of Class A common stock;

•	voting control of Class B stockholders;

•	decline in market price of Class A common stock;

•	dilution as a result of future equity issuances;

•	uninsured nature of any investment in Class A common stock;

•	anti-takeover provisions;

•	controlled company status; and

•	subordination of common stock to Company debt.
A more detailed discussion of each of the foregoing risks is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, filed February 28, 2011. These factors and the other risk factors described in the Company’s periodic and current reports filed with the Securities and Exchange Commission from time to time, however, are not necessarily all of the important factors that could cause the Company’s actual results, performance or achievements to differ materially from those expressed in or implied by any of the Company’s forward -looking statements. Other unknown or unpredictable factors also could harm the Company’s results. Investors and others are encouraged to read the more detailed discussion of the Company’s risks contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.
All forward -looking statements attributable to the Company or persons acting on the Company’s behalf are expressly qualified in their entirety by the cautionary statements set forth above. Forward-looking statements speak only as of the date they are made and the Company does not undertake or assume any obligation to update publicly any of these statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If the Company updates one or more forward-looking statements, no inference should be drawn that the Company will make additional updates with respect to those or other forward-looking statements.

Consolidated Balance Sheets
(Unaudited, $ in thousands)

	March 31,	December 31,	March 31,
	2011	2010	2010
Assets
Cash and due from banks	$120,814	$107,035	$142,775
Federal funds sold	3,108	2,114	5,354
Interest bearing deposits in banks	556,399	576,469	526,491

Total cash and cash equivalents	680,321	685,618	674,620

Investment securities:
Available-for-sale	1,841,281	1,786,335	1,393,664
Held-to-maturity (estimated fair values of $147,401, $146,508 and $131,613 as of March 31, 2011, December 31, 2010 and March 31, 2010, respectively)	146,097	147,068	129,790

Total investment securities	1,987,378	1,933,403	1,523,454

Loans	4,263,764	4,367,909	4,481,019
Less allowance for loan losses	124,446	120,480	106,349

Net loans	4,139,318	4,247,429	4,374,670

Premises and equipment, net of accumulated depreciation	185,702	188,138	196,596
Goodwill	183,673	183,673	183,673
Company-owned life insurance	73,545	73,056	71,874
Accrued interest receivable	32,380	33,628	36,480
Other real estate owned, net of write-downs	31,995	33,632	43,980
Deferred tax asset	19,112	18,472	—
Mortgage servicing rights, net of accumulated amortization and impairment reserve	13,284	13,191	16,836
Core deposit intangibles, net of accumulated amortization	8,441	8,803	10,112
Other assets	73,977	81,927	83,345

Total assets	$7,429,126	$7,500,970	$7,215,640

Liabilities and Stockholders’ Equity
Deposits:
Non-interest bearing	$1,110,940	$1,063,869	$999,827
Interest bearing	4,820,244	4,861,844	4,788,555

Total deposits	5,931,184	5,925,713	5,788,382

Securities sold under repurchase agreements	536,955	620,154	461,559
Accounts payable and accrued expenses	40,400	38,915	45,768
Accrued interest payable	12,162	13,178	18,770
Other borrowed funds	5,522	4,991	5,845
Long-term debt	37,491	37,502	39,034
Subordinated debentures held by subsidiary trusts	123,715	123,715	123,715

Total liabilities	6,687,429	6,764,168	6,483,073

Stockholders’ equity:
Preferred stock	50,000	50,000	50,000
Common stock	264,932	264,174	262,366
Retained earnings	417,117	413,253	403,991
Accumulated other comprehensive income, net	9,648	9,375	16,210

Total stockholders’ equity	741,697	736,802	732,567

Total liabilities and stockholders’ equity	$7,429,126	$7,500,970	$7,215,640

Consolidated Statements of Income
(Unaudited, $ in thousands, except per share data)

	Three Months ended
	March 31,	December 31,	March 31,
	2011	2010	2010
Interest income:
Interest and fees on loans	$62,391	$65,044	$66,894
Interest and dividends on investment securities:
Taxable	9,911	9,665	11,202
Exempt from federal taxes	1,171	1,145	1,166
Interest on deposits in banks	367	360	224
Interest on federal funds sold	3	1	13

Total interest income	73,843	76,215	79,499

Interest expense:
Interest on deposits	9,871	11,202	15,278
Interest on securities sold under repurchase agreements	237	247	194
Interest on other borrowed funds	—	—	1
Interest on long-term debt	489	493	919
Interest on subordinated debentures held by subsidiary trusts	1,448	1,423	1,438

Total interest expense	12,045	13,365	17,830

Net interest income	61,798	62,850	61,669
Provision for loan losses	15,000	17,500	11,900

Net interest income after provision for loan losses	46,798	45,350	49,769

Non-interest income:
Other service charges, commissions and fees	7,380	7,421	6,872
Service charges on deposit accounts	4,110	4,327	4,598
Income from the origination and sale of loans	3,445	8,027	3,300
Wealth management revenues	3,295	3,083	3,014
Investment securities gains, net	2	62	27
Other income	1,927	2,591	1,697

Total non-interest income	20,159	25,511	19,508

Non-interest expense:
Salaries, wages and employee benefits	27,702	29,216	28,078
Occupancy, net	4,215	4,207	4,142
Furniture and equipment	3,220	3,326	3,341
FDIC insurance premiums	2,466	2,584	2,456
Outsourced technology services	2,241	2,377	2,249
Other real estate owned expense, net of income	1,711	1,541	541
Mortgage servicing rights amortization	807	1,146	1,133
Mortgage servicing rights impairment recovery	(347)	(2,999)	(50)
Core deposit intangibles amortization	362	432	439
Other expenses	10,581	12,993	10,416

Total non-interest expense	52,958	54,823	52,745

Income before income tax expense	13,999	16,038	16,532
Income tax expense	4,493	5,200	5,402

Net income	9,506	10,838	11,130
Preferred stock dividends	844	863	844

Net income available to common shareholders	$8,662	$9,975	$10,286

Basic earnings per common share	$0.20	$0.23	$0.33
Diluted earnings per common share	$0.20	$0.23	$0.32

Average Balance Sheets
(Unaudited, $ in thousands)

	For the three months ended
	March 31, 2011			December 31, 2010			March 31, 2010
	Average		Average	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Interest earning assets:
Loans (1)(2)	$4,303,575	$62,836	5.92%	$4,402,141	$65,482	5.90%	$4,502,713	$67,360	6.07%
Investment securities (2)	1,948,422	11,758	2.45	1,849,445	11,471	2.46	1,492,276	13,042	3.54
Interest bearing deposits in banks	587,804	367	0.25	562,277	360	0.25	354,096	224	0.26
Federal funds sold	2,242	3	0.54	1,208	1	0.33	16,851	13	0.31

Total interest earnings assets	6,842,043	74,964	4.44	6,815,071	77,314	4.50	6,365,936	80,639	5.14
Non-earning assets	622,539			636,062			687,663

Total assets	$7,464,582			$7,451,133			$7,053,599

Interest bearing liabilities:
Demand deposits	$1,249,283	$834	0.27	$1,183,446	$878	0.29	$1,112,950	$839	0.31
Savings deposits	1,744,747	2,000	0.46	1,677,125	2,092	0.49	1,421,981	2,316	0.66
Time deposits	1,874,515	7,037	1.52	1,992,179	8,232	1.64	2,258,579	12,123	2.18
Repurchase agreements	569,881	237	0.17	535,543	247	0.18	454,687	194	0.17
Other borrowed funds	5,695	—	—	5,833	—	—	6,469	1	0.06
Long-term debt	37,496	489	5.29	37,506	493	5.21	71,285	919	5.23
Subordinated debentures held by by subsidiary trusts	123,715	1,448	4.75	123,715	1,423	4.56	123,715	1,438	4.71

Total interest bearing liabilities	5,605,332	12,045	0.87	5,555,347	13,365	0.95	5,449,666	17,830	1.33

Non-interest bearing deposits	1,070,744			1,095,947			959,369
Other non-interest bearing liabilities	51,013			53,094			63,528
Stockholders’ equity	737,493			746,745			581,036

Total liabilities and stockholders’ equity	$7,464,582			$7,451,133			$7,053,599

Net FTE interest income		$62,919			$63,949			$62,809
Less FTE adjustments (2)		(1,121)			(1,099)			(1,140)

Net interest income from consolidated statements of income		$61,798			$62,850			$61,669

Interest rate spread			3.57%			3.55%			3.81%

Net FTE interest margin (3)			3.73%			3.72%			4.00%

(1)	Average loan balances include nonaccrual loans. Interest income on loans includes amortization of deferred loan fees net of deferred loan costs, which is not material.

(2)	Interest income and average rates for tax exempt loans and securities are presented on a FTE basis.

(3)	Net FTE interest margin during the period equals the difference between interest income on interest earning assets and the interest expense on interest bearing liabilities, divided by average interest earning assets for the period.

Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principals in the United States of America, or GAAP, this release contains the following non-GAAP financial measures that management uses to evaluate capital adequacy: (i) tangible book value per common share; (ii) net tangible book value per common share; (iii) tangible common stockholders’ equity to tangible assets; (iv) net tangible common stockholders’ equity to tangible assets; and (v) tangible assets.
For purposes of computing tangible book value per common share, tangible book value equals common stockholders’ equity less goodwill and other intangible assets (except mortgage servicing rights). Tangible book value per common share is calculated as tangible common stockholders’ equity divided by shares of common stock outstanding.
For purposes of computing net tangible book value per common share, net tangible book value equals common stockholders’ equity less goodwill (adjusted for associated deferred tax liability) and other intangible assets (except mortgage servicing rights). Net tangible book value per common share is calculated as net tangible common stockholders’ equity divided by shares of common stock outstanding. The Company’s goodwill as of March 31, 2011 was $184 million, of which approximately $159 million is deductible for income tax purposes over an original period of 15 years. The calculation of net tangible book value takes into account the full amount of tax benefit of approximately $60 million associated with deductible goodwill assuming the Company will continue to have income sufficient to allow it to recognize this benefit in future periods.
For purposes of computing tangible common stockholders’ equity to tangible assets, tangible assets equals total assets less goodwill and other intangible assets (except mortgage servicing rights). Tangible common stockholders’ equity to tangible assets is calculated as tangible common stockholders’ equity divided by tangible assets.
For purposes of computing net tangible common stockholders’ equity to tangible assets, net tangible common stockholders’ equity equals common stockholders’ equity less goodwill (adjusted for associated deferred tax liability) and other intangible assets (except mortgage servicing rights). Net tangible common stockholders’ equity to tangible assets is calculated as net tangible common stockholders’ equity divided by tangible assets.
Management believes that these non-GAAP financial measures are valuable indicators of a financial institution’s capital strength since they eliminate intangible assets from stockholders’ equity and retain the effect of unrealized losses on securities and other components of accumulated other comprehensive income (loss) in stockholders’ equity. Management also believes that such financial measures, which are intended to complement the capital ratios defined by banking regulators, are useful to investors in evaluating the Company’s performance due to the importance that analysts place on these ratios and also allow investors to compare certain aspects of our capitalization to other companies. These non-GAAP financial measures, however, may not be comparable to similarly titled measures reported by other companies because other companies may not calculate these non-GAAP measures in the same manner. As a result, the usefulness of these measures to investors may be limited, and they should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP.

The following table reconciles the above described non-GAAP financial measures to their most directly comparable GAAP financial measures as of the dates indicated.
NON-GAAP FINANCIAL MEASURES
(Unaudited; $ in thousands except share and per share data)

	March 31,	December 31,	March 31,
	2011	2010	2010
Total stockholders’ equity (GAAP)	$741,697	$736,802	$732,567
Less goodwill and other intangible assets (excluding mortgage servicing rights)	192,155	192,518	193,832
Less preferred stock	50,000	50,000	50,000

Tangible common stockholders’ equity (Non-GAAP)	$499,542	$494,284	$488,735
Add deferred tax liability for deductible goodwill	60,499	60,499	60,499

Net tangible common stockholders’ equity (Non-GAAP)	$560,041	$554,783	$549,234

Common shares outstanding	42,961,253	42,800,694	42,776,940

Book value per common share	$16.10	$16.05	$15.96
Tangible book value per common share	$11.63	$11.55	$11.43
Net tangible book value per common share	$13.04	$12.96	$12.84

Total assets (GAAP)	$7,429,126	$7,500,970	$7,215,640
Less goodwill and other intangible assets (excluding mortgage servicing rights)	192,155	192,518	193,832

Tangible assets (Non-GAAP)	$7,236,971	$7,308,452	$7,021,808

Tangible common stockholders’ equity to tangible assets (Non-GAAP)	6.90%	6.76%	6.96%
Net tangible common stockholders’ equity to tangible assets (Non-GAAP)	7.74%	7.59%	7.82%
First Interstate BancSystem, Inc. P.O. Box 30918 Billings, Montana 59116 (406) 255-5390 www.FIBK.com